EXHIBIT 99.1

PRESS RELEASE                                   FOR IMMEDIATE RELEASE

February 24, 2004                               For More Information Contact:
First South Bancorp, Inc.                       Bill Wall or Tom Vann
Website: www.firstsouthnc.com                   (252) 946-4178

FIRST SOUTH BANK COMPLETES ACQUISITION OF TWO BRANCH OFFICES

Washington, North Carolina - First South Bank, wholly owned subsidiary of First South Bancorp, Inc. (Nasdaq: FSBK) announces that on February 20, 2004 it completed the acquisition of two branch offices of Central Carolina Bank, a Division of National Bank of Commerce ("CCB").

One of the branch offices is located at 2019 South Glenburnie Road, New Bern, North Carolina. The branch, which is located inside a Harris Teeter grocery store was formally operated by CCB, re-opened for business on Monday, February 23rd as First South Bank's third branch located in the New Bern market area.

The other branch office is located at 3040 South Evans Street, Greenville, North Carolina. The branch, which is located inside a Kroger grocery store was formally operated by CCB, also re-opened for business on Monday, February 23rd as the First South Bank's second branch located in the Greenville market area.

These branch offices will offer a full range of consumer banking products and financial services including deposit and saving products, loans, and business accounts, including Business Free Checking.

"We are excited with the opening of these two new branch offices," First South Bank President Tom Vann said, "We look forward to getting to know the customers and serving their banking needs for years to come. We are also pleased to say the same representatives that have been handling their business transactions with CCB have agreed to stay on with First South Bank, and they have been trained to help make this transition a smooth and simple one for the customers."

In the acquisition, First South Bank assumed the deposits of these two branch offices, totaling approximately $18.4 million. At December 31, 2003, the First South Bancorp, Inc. had consolidated assets of $676.7 million, deposits of $583.2 million and stockholders' equity of $54.3 million (unaudited).

First South Bank has been serving the citizens of North Carolina since 1902 and offers a variety of financial products and services, including a Leasing Company and securities brokerage services through an affiliation with a broker/dealer. The Bank operates through its main office headquartered in Washington, North Carolina, and has twenty-four full service branch offices located throughout eastern and southeastern North Carolina.

Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

(Nasdaq: FSBK)